Exhibit 99.1

HSW International Board Approves Revised Amendments for Discovery-HowStuffWorks Merger

ATLANTA, Georgia—November 13, 2007—The Board of Directors of HSW International, Inc. (NASDAQ: HSWI), today announced that the amendments to certain HSW International agreements required for the merger between its largest shareholder, HowStuffWorks, Inc. and Discovery Communications, LLC, have been revised and that such revised amendments were approved by the Board.

As described in HSW International’s October 15th press release, the closing of the merger between Discovery and HowStuffWorks was conditioned upon the amendment of several agreements between HSW International and HowStuffWorks or certain other parties.  As a result of discussions between HSW International’s Board, HowStuffWorks and Discovery, the two  amendments discussed below have been eliminated.  Under the revised terms:

•                  Jeffrey Arnold, CEO of HowStuffWorks, will continue as Chairman of the Board of HSW International.

•                  HSW International will retain the provision in its current stockholders agreement which prohibits HowStuffWorks from selling any of its shares of HSW International until October 2008, 2/3 of its shares until April 2009, and 1/3 of its shares until October 2009.

Of the originally proposed amendments, certain amendments remain as conditions to the closing of the Discovery-HowStuffWorks merger, including:

•                  Terminating the services agreement between HSW International and HowStuffWorks based on HSW International’s determination that HSW International is able to perform the services provided by HowStuffWorks on its own.  In connection with this termination, HowStuffWorks will license to HSW International the software code existing at closing for the HowStuffWorks’ content management platform at no cost.

•                  Revising an agreement that provides HSW International the option to acquire digital publishing rights in the local language to HowStuffWorks’ content in India and Russia.  This agreement will be amended to provide that HSW International’s option to acquire the exclusive digital publishing rights for HowStuffWorks’ content in India and Russia cannot be exercised as long as the issuance of securities in connection with this exercise would result in HowStuffWorks’ ownership of HSW International exceeding 50%.

•                  Ending HSW International’s right of first refusal relating to the distribution of HowStuffWorks content in territories outside the United States other than in China, Brazil, India and Russia.

•                  HowStuffWorks will have the right to designate 3 directors of HSW International’s Board (one of whom will be an independent director).  HowStuffWorks and Discovery have indicated that they plan to designate a representative of Discovery to sit on HSW International’s Board.

•                  HowStuffWorks will have the right to designate the chairperson of HSW International’s Nominating and Governance Committee.

•                  All shares of HSW International owned by HowStuffWorks in excess of 45% of the outstanding shares of HSW International as of any applicable record date, if any, shall be voted in exact proportion to the vote of the Company stockholders other than HowStuffWorks.  HowStuffWorks will have the right to vote in its discretion its shares of HSW International up to and including 45% of the outstanding shares of HSW International as of any applicable record date.

As part of such amendments, HSW International and HowStuffWorks have agreed to license fees for HSW International’s right to the use of HowStuffWorks’ trademark in China and Brazil, and in India, and Russia.

HSW International’s Board met on November 6th and 11th, 2007 to consider these remaining amendments.  Due to the elimination of several of the requested amendments and the nature of the remaining amendments, it was determined that a shareholder vote will not be required to approve the remaining amendments.  The Board unanimously approved the remaining amendments.  These approved amendments will become effective if and when the proposed merger between HowStuffWorks and Discovery is consummated.  There can be no assurances that the proposed merger will be consummated.

The Board supports the merger of its largest shareholder with Discovery Communications because they believe that the deal will bolster HSW International’s strategic position in China, Brazil, India, and Russia.  Subject to consummation of the merger and other conditions, Discovery and HSW International plan to enter into an arrangement that will give HSW International nonexclusive digital publishing rights in the local language for Brazil and China to certain Discovery content that has been published on or integrated within the howstuffworks.com website.  This agreement will also extend these rights to India and Russia if HSW International exercises its option for those countries under the terms of its existing agreement with HowStuffWorks.

Additional details concerning this proposed transaction and the proposed amendments to HSW International agreements are available in HSW International’s Form 8-K, filed today with the Securities and Exchange Commission (SEC) and available on the websites of both HSW International (http://www.hswinternational.com/sec.cfm) and the SEC (www.sec.gov).

About HSW International, Inc.

HSW International, Inc. (NASDAQ: HSWI) develops and operates Internet businesses focused on providing consumers in the world’s emerging digital economies with locally relevant, high quality information.  HSW International is headquartered in Atlanta and incorporated in Delaware.  HSW International is the exclusive licensee for the translation and publication of certain content from HowStuffWorks, Inc. in China and Brazil.

Forward-Looking Statements

This press release contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be in the future tense, and often include words such as “anticipate”, “expect”, “project”, “believe”, “plan”, “estimate”, “intend”, “will” and “may”. These statements are based on current expectations, but are subject to certain risks and uncertainties, many of which are difficult to predict and are beyond the control of HSW International. Relevant risks and uncertainties include those referenced in HSW International’s filings with the SEC, and include but are not limited to: the impact of the proposed merger between HowStuffWorks, Inc. and Discovery Communications, LLC and amendments to certain HSW International agreements required thereby; general industry conditions and competition; general economic conditions, such as interest rate and currency exchange rate fluctuations; economic and industry conditions specific to China and Brazil, such as the state of the telecommunications and Internet infrastructure in China and Brazil and uncertainty regarding protection of intellectual property in China and Brazil; challenges inherent in developing an online business in China and Brazil, including obtaining regulatory approvals and adjusting to changing political and economic policies; governmental laws and regulations, including unclear and changing laws and regulations related to the Internet sector in China; restrictions on certain intellectual property under agreements with third parties. These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. HSW International assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

For Further Information:

HSW International Investor Relations

telephone: +1 (404) 926-0660

email: ir@hswint.com

or

Brion Tingler

Gavin Anderson & Co.

telephone: +1 212 515 1941

email: btingler@gavinanderson.com